UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 9, 2010
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-08733	85-0212139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 West Wetmore Road, Suite 203 Tucson, Arizona	85705
(Address of principal executive offices)	(Zip Code)

520-292-0266
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description
8.01	Other Events
9.01	Financial Statements and Exhibits

2.

SECTION 8 - OTHER EVENTS

Item 8.01        Other Events

On April 9, 2010, Nord Resources Corporation ("Nord" or the "Company") issued a news release announcing that it has received a new notice from Nedbank Capital Limited ("Nedbank Capital"), similar to prior ones, concerning the Company's failure to make the full payment of $697,869 that was due on April 6, 2010 under the Company's Copper Hedge Agreement with Nedbank Capital. All currency amounts are in U.S. dollars.

Under the agreement, Nord has until April 28, 2010 to make the full payment, failing which an Event of Default would occur. An Event of Default under the Copper Hedge Agreement, if any, would trigger a cross-default under the $25 million secured loan facility with Nedbank Limited (together with Nedbank Capital, "Nedbank"), which is secured by the real and personal property of Johnson Camp Mine. In that case, Nedbank would be in a position to pursue any and all remedies under the Copper Hedge Agreement and the Secured Loan Agreement.

As with the February and March payments, the Company fully expects to make the April payment required within the grace period from its operating cash flow.

As previously announced, Nord received an exemption from certain shareholder approval requirements under the rules of the Toronto Stock Exchange (TSX) in connection with Nord's $12 million private placement completed in November 2009, on the basis of financial hardship. Reliance on this exemption automatically triggered a TSX listing review to confirm that Nord continues to meet the TSX listing requirements. On March 26, 2010, the Company announced that the Continued Listings Committee of the Toronto Stock Exchange has determined to defer its announcement on it listing review decision to no later than April 26, 2010. While Nord believes that it continues to comply with such requirements, it is unclear what impact Nedbank Capital's notice regarding the overdue April 6, 2010 payment will have on the listing review.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits
Exhibit No.	Exhibit
99.1	News release of Nord Resources Corporation dated April 9, 2010*

*            Filed herewith.

3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NORD RESOURCES CORPORATION
DATE: April 9, 2010	By: /s/Wayne Morrison Wayne M. Morrison Chief Financial Officer

4.